CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 28, 2000, accompanying the December 31, 1999 financial statements of Kayne Anderson Mutual Funds (comprising, respectively: the Large Cap Fund, formerly the Rising Dividends Fund; the Small Cap Fund, formerly the Small Cap Rising Dividends Fund; the International Fund, formerly the International Rising Dividends Fund; the Intermediate Total Return Bond Fund; and, the California Intermediate Tax-Free Bond Fund) which are incorporated by reference in Part B of the Post-Effective Amendment to the Fund's Registration Statement and Prospectus on Form N-1A. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.


                                        BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
APRIL 26, 2000